KRONOS INTERNATIONAL ANNOUNCES THIRD QUARTER OF 2011 RESULTS

DALLAS, TEXAS…November 3, 2011… Kronos International, Inc. (“Kronos International” or the “Company”), a wholly-owned subsidiary of Kronos Worldwide, Inc. (NYSE: KRO) today reported net income for the third quarter of 2011 of $64.8 million compared with net income of $15.4 million in the third quarter of 2010.  For the first nine months of 2011, Kronos International reported net income of $173.7 million compared with net income of $64.7 million.  Comparability of the Company’s results was impacted by higher income from operations in the 2011 periods principally due to higher average TiO2 selling prices and higher production volumes in 2011 as well as a $35.2 million non-cash deferred income tax benefit recognized in the first quarter of 2010, in each case as discussed further below.

Net sales of $399.4 million in the third quarter of 2011 were $149.0 million, or 60%, higher than the third quarter of 2010.   Net sales of $1,102.1 million for the first nine months of 2011 were $366.3 million, or 50%, higher than the first nine months of 2010.  Net sales increased in the third quarter and first nine months of 2011 primarily due to higher average TiO2 selling prices, higher sales volumes, and the positive impact of fluctuations in currency exchange rates.  The Company’s average TiO2 selling prices increased 43% in the third quarter of 2011 as compared to the third quarter of 2010, and increased 41% in the first nine months of the year.  The Company’s average TiO2 selling prices at the end of the third quarter of 2011 were 10% higher than at the end of the second quarter of the year, continuing the improvement in selling prices that began in the second half of 2009 and continued throughout 2010 and the first half of 2011.  The Company’s sales volumes increased 2% in the third quarter and increased 3% in the first nine months of 2011 as compared to 2010.  The Company’s sales volumes in the first nine months of 2011 set a new record for the first nine months of a year.  Fluctuations in currency exchange rates also impacted net sales, increasing net sales by approximately $38 million for the third quarter and approximately $67 million for the first nine months of 2011. The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the third quarter of 2011 was $114.7 million compared with segment profit of $31.6 million in the third quarter of 2010.  For the year-to-date period the Company’s segment profit was $298.5 million compared with segment profit of $72.4 million for the first nine months of 2010.  The Company’s segment profit in the first nine months of 2011 represents a new record for the Company.  Segment profit in 2011 increased due to higher TiO2 selling prices, higher sales volumes, and higher production volumes.  These increases were partially offset by higher raw material and maintenance costs.  Segment profit comparisons in the third quarter and the year-to-date period were also impacted by the effects of fluctuations in currency exchange rates, which increased segment profit by approximately $7 million in the third quarter and $6 million in the year-to-date period.  The Company’s TiO2 production volumes were 1% higher in the third quarter of 2011 as compared to the third quarter of 2010, and were 5% higher in the year-to-date period, with operating rates at near full practical capacity throughout the first nine months of 2011.  The Company’s production volumes in both the third quarter and the first nine months of 2011 set new records for the respective periods.

As previously reported, in March 2011 we completed the redemption of €80 million principal amount of the Company's 6.5% Senior Secured Notes due 2013 at the redemption price of 102.167% of the principal amount.  During the third quarter of 2011, we also repurchased in open market transactions an additional €30.4 million principal amount of our Senior Secured Notes for an aggregate of €30.2 million.  The Company's year-to-date results in 2011 include an aggregate net charge of $3.2 million ($2.1 million net of income tax benefit) consisting of the call premium, gain on the repurchases and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed and repurchased Senior Notes.

The Company’s income tax provision in 2011 includes a $7.6 million third quarter provision for U.S. incremental income taxes on earnings repatriated from our Germany subsidiary.  The Company’s income tax benefit in 2010 includes a $35.2 million non-cash deferred income tax benefit in the first quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate and trade tax net operating loss carryforwards.

Steven L. Watson, Chief Executive Officer, said “We reported record operating results in the third quarter of 2011, as strong global demand for TiO2 products allowed us to successfully implement further increases in our TiO2 selling prices.  Our manufacturing facilities continued to be operated at near full practical capacity utilization levels, and set several new internal production records during the first nine months of 2011, as a result of improvements of our manufacturing processes and operating performance.  With constraints to adding significant new production capacity, especially for the premium grades of TiO2 products through the chloride process, we expect worldwide demand for TiO2 products to exceed worldwide supply during the foreseeable future.  Even with the cost of ore and other raw materials increasing, we believe our profit margins will expand.  As a result, we expect our cash flows and profitability to continue to increase beyond 2011.”

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses;
•	Changes in raw material and other operating costs (such as energy and ore costs);
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, and the Norwegian krone);
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos International, Inc. is a major international producer of titanium dioxide products.

KRONOS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except metric ton data)
(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2010	2011	2010	2011

Net sales	$250.4	$399.4	$735.8	$1,102.1
Cost of sales	192.8	249.3	582.0	699.6

Gross margin	57.6	150.1	153.8	402.5

Selling, general and administrative expense	31.1	38.7	91.9	112.5
Other operating income (expense):
Currency transaction gains, net	3.2	-	3.5	.2
Royalty Income	2.5	3.2	6.6	8.3
Other income, net	(.6)	-	.3	(.2)

Income from operations	31.6	114.6	72.3	298.3

Other income (expense):
Trade interest income	-	.1	.1	.2
Gain (loss) on prepayment of debt	-	.1	-	(3.2)
Interest expense	(8.9)	(8.1)	(28.5)	(25.9)

Income before income taxes	22.7	106.7	43.9	269.4

Income tax expense (benefit)	7.3	41.9	(20.8)	95.7

Net income	$15.4	$64.8	$64.7	$173.7

TiO2 data - metric tons in thousands:
Sales volumes	89	91	269	277
Production volumes	91	92	263	277

KRONOS INTERNATIONAL, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
(In millions)
(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2010	2011	2010	2011

Segment profit	$31.6	$114.7	$72.4	$298.5
Adjustments:
Trade interest income	-	(.1)	(.1)	(.2)

Income from operations	$31.6	$114.6	$72.3	$298.3

KRONOS INTERNATIONAL INC.
IMPACT OF PERCENTAGE CHANGE IN SALES
(Unaudited)

	Three months	Nine months
	ended September 30,	ended September 30,
	2011 vs. 2010	2011 vs. 2010

Percentage change in sales:
TiO2 product pricing	43%	41%
TiO2 sales volume	2%	3%
TiO2 product mix	-%	(3	) %
Changes in currency exchange rates	15%	9%

Total	60%	50%